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                                                                     EXHIBIT 4.6


July 24, 1996


Mr. S.E. Melvin Hecht
Chief Financial Officer
Marisa Christina, Inc.
1410 Broadway
New York, New York 10018

Dear Mel:

         The Chase Manhattan Bank ("Chase") is pleased to advise that it is prepared, in its sole discretion, to offer a line of credit to Marisa Christina, Inc. (the "Company") and its subsidiaries, Marisa Christina Apparel, Inc., Flapdoodles, Inc., and Adrienne Vittadirni Enterprises, Inc. (collectively with the Company, the "Borrowers") subject to the terms and conditions described below.

Amount: $20,000,000 to be utilized for commercial letters of credit (maximum tenor 150 days), bankers' acceptances (maximum tenor 120 days), commercial loans, and letters of indemnity.

Borrowers (joint and several):     Marisa Christina, Inc.
                                   Marisa Christina Apparel, Inc.
                                   Flapdoodles, Inc.
                                   Adrienne Vittadini Enterprises, Inc.

Guarantors:                        Unlimited cross-collateralized guaranty of
                                   payment of:
                                   Marisa Christina, Inc.,
                                   Marisa Christina Apparel, Inc.,
                                   Flapdoodles, Inc.,
                                   Adrienne Vittadini Enterprises, Inc.,
                                   C.M. Marisa Christina (H.K.) Limited,
                                   Marisa Christina Outlet Holdings, Inc.,
                                   Marisa Christina Outlet Stores of California,
                                     Inc.,
                                   Marisa Christina Outlet Stores of Colorado,
                                     Inc.,
                                   Marisa Christina Outlet Stores of New York,
                                     Inc., and
                                   MF Showroom Holdings, Inc.

Type of Credit:                    A line of credit repayable on a demand basis.
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Use of Proceeds:                   Working Capital financing. Availability of
                                   commercial letters of credit, bankers'
                                   acceptances, and letters of indemnity will be limited to Marisa Christina Apparel, Inc.,
                                   Flapdoodles, Inc., and Adrienne Vittadini
                                   Enterprises, Inc.

Interest Rate:                     All outstanding borrowings under this
                                   arrangement will bear interest equal at all times to the following:

                                   a. Prime Rate: Chase's Prime Rate in effect from time to time. Interest is to be computed on an actual/360-day basis and is payable monthly.

                                   b. LIBOR Rate: Interest shall be determined for periods of one, two or three months (as selected by the Borrowers); provided, however, no interest period shall extend beyond the termination of the facility, and shall be at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for corresponding deposits of U.S. dollars (i.e., Eurodollars) plus 1.00%. LIBOR will be determined by the principal London Office of Chase at start of each interest period. Interest shall be paid at the end of each interest period or quarterly, whichever is earlier, and is to be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR drawings shall require three business days' prior notice and shall be in minimum amounts of $500,000.

                                   c. Any bankers' acceptances which Chase
                                   agrees to create will be offered at an all-in rate.

Letter of Credit Fees:             Transaction costs for each letter of credit
                                   plus 1/8 of 1% of the amount of each drawing under each letter of credit. There is a minimum letter of credit drawing fee of $100.
                                   If a letter of credit is not, in whole or in part, drawn on, the Borrower will shall, 30 days after the stated expiration date of each letter of credit, pay to Chase for its own account, a fee equal to the greater of a) 1/8 of 1% of such undrawn amount or b) $100.

Requests for Advances:             Any advances made under this line of credit
                                   will be on the terms and conditions as Chase may require at the time a Borrower requests an advance and must be evidenced by documents in form and substance satisfactory to Chase.

Security:                          A first priority security interest in all of
                                   the Borrowers' accounts receivable and
                                   imported inventory; and, with respect to
                                   Adrienne Vittadini Enterprises, Inc., an
                                   assignment of all credit balances at BNY
                                   Financial Corporation (the "Factor") and to
                                   any rights and priorities in favor of the
                                   Factor in any such accounts receivable and
                                   credit balances, to the extent set forth in
                                   an assignment of factoring proceeds and inter
                                   creditor
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                                   agreement to be entered into between Chase,
                                   The Bank of New York and the Factor which is acceptable to Chase.

Balance Requirement:               The Borrowers shall maintain average net
                                   available demand deposit balances in a
                                   minimum amount sufficient to compensate.
                                   Chase for account activity or alternatively will be charged the usual fees for services rendered as determined by the standard fee schedule of Chase, or as otherwise agreed upon by the Company and Chase. It shall be understood that the maintenance of such deposits will not in any way obligate Chase to lend.

Additional                         Conditions: In addition to the above
                                   mentioned terms and conditions, and in order to enable Chase to perform its ongoing financial review, the Company will be required to comply with the following conditions:

                                   The Company will furnish to Chase:

                                   a. Copies of the Company's Form 10-K,
                                   including annual audited financial statements prepared in accordance with GAAP consistently applied by an independent certified public accounting firm acceptable to Chase, filed with the Securities and Exchange Commission, to be delivered within five (S) business days of the filing, but in any case, no later than one hundred twenty (120) days after the end of the Company's fiscal year.

                                   b. Copies of the Company's Form 10-Q,
                                   including quarterly financial statements prepared in accordance with GAAP consistently applied, filed with the Securities and Exchange Commission, to be delivered within ten (10) business days of the filing, but in any case no later than sixty (60) days after the end of each fiscal quarter.

                                   c. Copies of any reports submitted to the Company or any of the Borrowers by independent certified public accountants in connection with the examination of the Company's and Borrowers' financial statements made by such accountants.

                                   d. Chase reserves the right to request, and the Company agrees to provide, such other information as Chase may determine necessary in order to exercise its discretion in honoring requests for advances under this line of credit

This line of credit does not constitute a commitment or in any way obligate Chase to lend whether or not the Borrowers satisfy the conditions stated in this letter, and is issued subject to Chase, in its sole discretion, continuing to be satisfied with the Borrowers' financial condition and economic prospects, prompt advice to Chase of any circumstances which might materially or adversely affect the Borrowers, and the Borrowers' maintenance of a satisfactory
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relationship with Chase.

         This letter is for the Borrowers' information only and is not to be shown or relied upon by third parties. This letter constitutes the entire understanding between Chase and the Borrowers and supersedes all prior discussions. The terms and conditions set forth in this letter shall survive the execution of the note evidencing the indebtedness and shall remain in effect so long as this facility remains in place or any amounts remain outstanding under this line of credit.

         Chase will consider requests for advances hereunder until June 30, 1997 unless this discretionary line of credit is earlier terminated by Chase in its sole discretion.
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         Please acknowledge your understanding of the foregoing by signing and returning the enclosed copy of this letter to the undersigned no later than August 31,1996.

         We at Chase are looking forward to serving you in the coming year and supporting the Company' s continued success.

Sincerely,




THE CHASE MANHATTAN BANK

Tracy A. Van Riper
Vice President

RECEIPT OF THE FOREGOING LETTER IS HEREBY ACKNOWLEDGED, TOGETHER WITH ASSENT TO THE TERMS THEREOF:

MARISA CHRISTINA, INC.
By: ___________________ Date:___________
Its:____________________

MARISA CHRISTINA APPAREL, INC.
By:___________________ Date:__________
Its: ___________________

FLAPDOODLES, INC.
By:____________________ Date: ______________
Its: ____________________

ADRIENNE VITTADINI ENTERPRISES, INC.
By:____________________ Date: ___________
Its: ____________________